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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus incorporated by reference in this Registration Statement on Form S-1 ("Registration Statement")of our report dated January 19, 1996 relating to the financial statements of Storm Technology, Inc., and our report dated February 29, 1996, except as to Note 7 which is as of March 18, 1996 relating to the financial statements of Primax Electronics (USA), Inc., which appear in such Prospectus incorporated by reference in the Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

Price Waterhouse LLP

San Jose, California

September 30, 1996